UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 7, 2008

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 West Wacker Drive Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on December 5, 2008.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the current global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 as well as our other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: November 2008

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through November 5, 2008. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Cash Balance

1.     With cash as such a significant percentage of the company’s market capitalization right now (~15%), could you summarize your priorities/plans for this cash? It would seem logical that acquisition targets are cheaper than they were a year ago, but at the same time, a buyback or small dividend would make sense to some as well.

Our first priority for investing our cash balance is to fund organic growth and capital expenditures. In looking at other potential uses for available cash, our board of directors considers the expected return on investment. We seek the highest-return opportunities that are consistent with our mission of creating great products that help investors.

In the past, we’ve often made investments in organic growth or acquisitions that are consistent with our strategic objectives. We’ve made three acquisitions so far this year (Hemscott, FCSI, and Fundamental Data), which we believe are all consistent with our strategy. We expect to continue making acquisitions if we find companies that further our strategic goals and that can be purchased at a reasonable price.

At times, the board of directors may also consider making share repurchases or paying a dividend if it determines that the expected return exceeded the return from an acquisition or another use of cash.  For now, though, given the economic turmoil and the potential for acquisition opportunities to arise, we’re comfortable maintaining a significant cash balance and virtually no debt.

Employee Headcount

2.     Your employee count increased at a rapid year-over-year pace from September 2007 to September 2008.  Are you prepared to downsize staff if there is a prolonged decline in the market?

We had approximately 2,250 employees worldwide as of September 30, 2008, which is about 34% higher than September 2007. Of the 570 employees we added, about 290 joined us through acquisitions, primarily from Hemscott, which has a 200-person development center in India. We also hired about 160 employees for our development center in China and 50 employees in the third quarter for the Morningstar Development Program, a two-year rotational training program for entry-level college graduates.

We’re managing the company for the long term and planning ahead for the ample growth opportunities we believe still exist. At the same time, though, it’s important for any business to prudently manage its cost structure. We’re therefore carefully scrutinizing all of our hiring and other expenses. Given the difficult environment, we have postponed hiring for some open positions and turned down hiring requests that our management team doesn’t believe are essential to our long-term growth plans.

While our current plans don’t call for staff reductions or downsizing, we would consider those options in the event of continued dramatic market declines or a significant reduction in economic activity.

Operating Margin and Cost Structure

3.     Operating leverage works both ways.  Given your fixed cost structure, what can you do to offset declining, volatile markets for the human capital perspective?

As you correctly note, we incur significant costs to build databases, tools, and other products. Although incremental sales of these products tend to be very profitable, many of our costs are fixed in the short term. Although we have a large fixed cost structure, we base a large portion of total compensation on incentive pay, which is variable. Because our bonus plan is based on changes in operating income relative to the previous year, we would generally expect to have lower bonus costs if operating income declined. The size of the bonus pool varies each year, and we review our internal growth estimates and the size of the bonus pool quarterly.

As mentioned in our response to the previous question, postponing some hiring is another step we’ve taken to manage our cost structure. We also have trimmed planned spending on discretionary items, including travel and marketing. While our current plans don’t call for staff reductions or downsizing, we would consider those options in the event of continued dramatic market declines or a significant reduction in economic activity.

4.     Expenses grew faster than revenue last quarter. Can you talk about the degree to which expense control is a priority heading into 2009? This year’s expenses seem inflated (or less manageable) due to the new headquarters and headcount growth from acquisitions. Given the uncertainty of the global financial markets and questionable economic health worldwide, it would be helpful to hear your thoughts on where expenses might be next year and what tools you have to tap on the brakes regarding expenses as revenue or at least revenue growth comes down.

As mentioned previously, we have taken steps to control expenses, including carefully scrutinizing hires of new employees, resulting in decisions not to fill many open positions, and trimming discretionary expenditures such as marketing and travel. Our bonus plan also tends to be somewhat self-correcting because our bonus costs are tied to changes in operating income. We would generally expect to have lower bonus costs if operating income declined. Overall, though, we continue to incur significant costs to build databases, tools, and other products. Although incremental sales of these products tend to be very profitable, many of our costs are relatively fixed in the short term.

As we examine cost-saving measures, we continue to invest in areas we believe will build business value over the long term. For example, our global headcount grew over the past year, mainly because of acquisitions and the continued growth of our data and development center in China.

Market Sensitivity

5.     Earlier this year, management noted that ~15% of revenue was tied to fees on assets. Is that number still accurate?

In the quarter ended September 2008, asset-based fees accounted for 14% of our total revenue. This represents a decline from 16% in 2007, mainly because of the market downturn.

Economic Outlook

6.     First, do you see us going further into an official recession in the 4th quarter (and beyond)?

History is rife with failed economic prognostications, so we try to stay away from making macroeconomic forecasts.

7.     Second, what do you see as the general impact of a slowing economy on the company?  And specifically, what is the impact on investment consulting in general and the loss of a major client; and on online advertising; and on any other material areas.

In the past, our financial results have not been highly correlated with changes in the economy. During periods of slower market growth or market declines, we have generally still been able to expand our revenue base.

However, because 14% of our consolidated revenue is now based on asset-based fees, our fees in Investment Consulting and other areas rise or fall in tandem along with the size of the asset base. Changes in the value of assets under advisement can come from two primary sources: gains or losses related to overall trends in market performance, and net inflows or outflows caused when investors or clients add to or redeem shares from these portfolios. For example, the market fell about 20% over the past year through September 30, 2008, and was the main factor behind the decline in assets in our Investment Consulting area.

We also previously announced that during the second quarter of 2008, an Investment Consulting client informed us that it was not planning to renew its contract in October 2008. This contract represented about $11.3 million, or 2% of consolidated revenue, during the last 12 months. This client began moving assets out of some portfolios on which we provide advisory services during the third quarter, which caused assets in some areas of Morningstar’s consulting business to decline more than the market. Ibbotson Associates gained several new clients and experienced net inflows in some portfolios year over year, which offset the negative market performance.

Online advertising is one of the other key areas of our business that’s more closely tied to economic trends, because advertising spending tends to be heavily cyclical. We have seen some impact of slower economic growth and market volatility in other areas, such as our Premium Membership service on Morningstar.com, as well as longer sales cycles, tightening budgets, and a lengthier review process by senior management for new institutional contracts and some renewal business.

Cyclical versus Secular Problems

8.     In analyzing growth companies during an economic downturn, it often makes sense to focus on whether problems are cyclical or secular. Do you see current weakness in your business as cyclical or secular? And do you see secular problems for many of your customers?

At this point, we don’t know if the current weakness in the market environment will be cyclical (commonly interpreted as lasting a couple of years) or secular (generally defined as lasting more than five years). As we’ve said before, though, we believe the current disruption in financial markets has caused widespread investor uncertainty, which may take some time to resolve.

Impact of Industry Consolidation

9.     Previously you commented on exposure to specific names—Lehman, AIG, etc. Could you refresh your estimate of what percentage of revenue comes from institutions (as opposed to individuals) and what percentage of revenue comes from institutions that have been acquired/closed this year?

Revenue from our Institutional segment made up 55.3% of consolidated revenue for the third quarter of 2008. Most of our Institutional business is with insurance companies, asset management firms, brokerage firms, media outlets, and retirement plan sponsors and providers. We estimate that we have approximately $14 million in annual contract value from institutions that have been acquired or undergone major restructurings in 2008.

Retention/Renewal Rates

10.  Historically you’ve noted that the majority of your revenue comes from the renewal of multi-year contracts with 90%+ retention. Can you update us on this figure and the retention rate? Deferred revenue growth dropped last quarter, so insight on this issue would be helpful.

We typically update data on the percentage of revenue from contract-based and subscription-based products once a year in our Annual Report on Form 10-K. We estimate that about 20% of our 2007 revenue was from subscription-based products, which have average retention rates in the range of 65% to 70%. Close to three-fourths of our 2007 revenue was from contract-based products (including contracts where we’re paid asset-based fees), with an average renewal rate ranging from 95% to 100%. We haven’t provided details about the percentage of revenue from multi-year contracts, although we’ve said that most of our contracts have one- to three-year terms.

We haven’t seen a major drop-off in renewal rates so far in 2008, and we estimate that our retention rates for most institutional products remain above 90%.

There is some seasonality with our annual renewals and deferred revenue balance because we typically have more contracts that renew early in the year. In three of the past four years, our deferred revenue has shown a sequential decline during the third quarter. The exception was 2006, when we acquired Aspect Huntley and its deferred revenue balance in the third quarter of the year.

Working Capital

11.  I know you have a large cash balance, but what do you use to fund your working capital requirements? Do you use some short term credit?

Because we frequently collect cash in advance of providing services or fulfilling subscriptions for our customers, we often have significant deferred revenue, which is shown as a liability on our balance sheet. As a result, our working capital needs are not large; in fact, our working capital may at times be negative. We generally fund our working capital requirements with our operating cash flow.

Credit Requirements

12.  Given the answer to the above questions, how does the lack of availability of commercial credit affect Morningstar? Are the credit markets “freezing up” for you like so many other companies?

Because of our positive operating cash flow and significant cash balance, the lack of availability of commercial credit has not had any impact on us to date. We haven’t had a need to access any commercial credit and have not attempted to borrow funds or establish any lines of credit.

Investment Consulting

13.  You had previously indicated that a large investment counseling client would be terminating service on October 1, 2008.  However, from your earnings release, that client began moving some funds during the third quarter.  Can you comment on the percentage that was moved early, and what impact that had on your third quarter results?

During the third quarter, the client moved assets totaling about 11% of Morningstar Associates’ assets under advisement from some of the portfolios on which we served as a portfolio consultant. We haven’t disclosed information about the revenue impact of this asset loss in the third quarter. We have said that our contract with this client represented about $11.3 million, or 2% of consolidated revenue, during the 12 months ending September 30, 2008.

14.  How profitable is the investment counseling business – directionally is it above or below the operating margin for the Institutional business as a whole?

Like many of our businesses, Ibbotson Associates and Morningstar Associates have costs that are fixed in the short term, but they have become more profitable as our assets under advisement have increased. In general, Investment Consulting tends to have higher profit margins than many of our other institutional products.

15.  How many investment consulting clients have been lost in 2008 beyond the disclosed client with roughly $11.3mm in revenue? Any details on how sturdy this customer base is and explanation on the different growth dynamics between the Morningstar and Ibbotson consulting groups recently would be much appreciated.

As we previously disclosed in July, one Investment Consulting client that accounted for about 2% of revenue decided not to renew its contract with Morningstar. Although we have received cancellations from a handful of other consulting clients in 2008, those were small contracts that accounted for a much smaller percentage of revenue. We typically experience high renewal rates in this business, and the overwhelming majority of our Investment Consulting relationships have renewed in 2008 as well.

In our Morningstar Associates business, we work with a small number of consulting clients with which we typically have significant relationships. By contrast, Ibbotson frequently serves a larger number of smaller clients. During 2008 Ibbotson has signed a number of new Investment Consulting deals, including contracts with Transamerica Retirement Management, ING Financial Advisors, Sun Life Financial, Nationwide Financial Services, and Counsel Wealth Management. Ibbotson has also benefited from continued inflows into investment products on which it was previously selected to provide consulting services.

16.  In the Investment Consulting business, MORN competes against well established competitors including Lipper, Frank Russell, Mercer, Wilshire, along with other smaller firms in the retirement consulting business.  How does Morningstar differentiate itself against those competitors?  What is the source of Morningstar’s competitive advantage in the Investment Consulting business?

On the Morningstar Associates side, we focus on developing customized investment solutions for institutions to help improve the investor experience. We believe our competitive advantage stems from our many years of experience conducting qualitative research on managed investment products, our direct access to extensive holdings- and performance-based data, and our strong brand recognition among individuals, advisors, and institutions.

For Ibbotson Associates, we believe our competitive advantage stems from our expertise and strong academic grounding in asset allocation theory and practice. We apply these principles to develop real-world solutions for financial institutions seeking target maturity portfolios, investment consulting, funds-of-funds strategies, and plan sponsor consulting.

Ibbotson Associates

17.  Ibbotson Associates had a nice gain in assets in the September 2008 quarter.  You indicated there have been some new client wins, as well as inflows during the quarter.  Can you elaborate on what type of client wins were garnered?  What is the prospect of further wins in either of the Ibbotson or Morningstar Associates businesses given the sharp market pullback?

On the Ibbotson Associates side, we added several new clients in 2008. Most of them were investment management firms, as well as one non-financial firm. We don’t want to speculate about the prospect of future wins for our Morningstar Associates and Ibbotson business units, but we feel that both have a strong value proposition and have delivered excellent results for their clients over the long term.

Morningstar Equity Research

18.  Relative to the Global Analyst Research Settlement (“GARS”), are all of the six that had been using the service continuing to pay?  Did they prepay for the service?  Given that there are only two investment banks left (and even those two are now commercial bank holding companies), what has happened to the other four?

The firms involved in the Global Analyst Research Settlement are all still required to follow its terms and pay for independent equity research, even if they’ve been acquired or changed structure. These clients did not prepay; instead, they pay in arrears. However, the contracts that we’ve signed are still in force until the end of the settlement period, which expires at the end of July 2009. In the case of a firm covered by the settlement that’s acquired by another company, the acquired firm must continue to fulfill its obligations to distribute independent research. Therefore, the four investment banks that are no longer operating independently are still paying us for research under their contracts.

19.  U.S. stock analysts are up 11% year-over-year in the face of the GARS ending in July 2009.  What are your plans for that group if the GARS program ends?

It’s worth bearing in mind that the global settlement revenue is just one way we monetize our equity research. We also sell our equity research through Morningstar.com Premium subscriptions, an institutional equity research product, and Morningstar Advisor Workstation, among other products. Building a global equity capability with broad coverage has long been one of our strategic goals. When the global settlement ends, we plan to continue to offer research on a wide range of companies based in the United States and around the world.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: November 7, 2008	By:	/s/ Richard E. Robbins
	Name:	Richard E. Robbins
	Title:	General Counsel and Corporate Secretary